EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 23, 2022, with respect to the statement of condition including the related portfolio of Investment Grade Corporate Trust, 3-7 Year Series 37 (included in Invesco Unit Trusts, Taxable Income Series 640) as of September 23, 2022, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-266468) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 23, 2022